Exhibit 3.10

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION
OF
THE RELATIVE RIGHTS AND PREFERENCES
OF
THE SERIES C CONVERTIBLE PREFERRED STOCK
OF
ACTIVECARE, INC.

The undersigned, the Chief Financial Officer of ActiveCare, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the following resolution creating a series of preferred stock, par value $0.00001 per share, designated as Series C Convertible Preferred Stock, was duly adopted on March 6, 2012, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the laws of the State of Delaware and the Corporation’s Certificate of Incorporation, as amended, the Board of Directors hereby establishes that Four Hundred Eighty Thousand (480,000) shares of the Corporation’s authorized but unissued undesignated shares of Preferred Stock, shall be designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”) whereby the aggregate number of authorized shares of Series C Preferred Stock shall be 480,000.

RESOLVED FURTHER, that the remaining balance of the Corporation’s authorized but unissued and undesignated shares of Preferred Stock shall continue to be undesignated as to series.

RESOLVED FURTHER, that the Series C Preferred Stock shall have the relative rights, restrictions and preferences set forth in Appendix A attached hereto.

RESOLVED FURTHER, that Four Million Eight Hundred Thousand (4,800,000) shares of the Corporation’s authorized and unissued Common Stock are hereby reserved and set aside for issuance upon the conversion of the Series C Preferred Stock into Common Stock, such number of shares of Common Stock to be subject to adjustment as provided in the Certificate of Designation of the Relative Rights, Restrictions and Preferences of Series C Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on April 27, 2012.

ACTIVECARE, INC.,
A Delaware corporation

Signed:
By:	Michael G. Acton
Its:	Chief Financial Officer

Appendix A

AMENDED AND RESTATED

ACTIVECARE, INC.

Series C Convertible Preferred Stock

1.            Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”). The maximum number of shares of Series C Preferred Stock shall be Four Hundred Eighty Thousand (480,000) shares. The Series C Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation which by their terms do not rank senior to the Series C Preferred Stock (“Junior Stock”). The Series C Preferred Stock shall be subordinate and rank junior to all indebtedness of the Corporation now or hereafter outstanding, as well as to the Corporation’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

2.             Dividends. Dividends shall be paid at the rate of 8% per annum in either cash or common stock at the Company’s discretion. If paid in common stock, the price of the common stock will be the average closing price of the last 10 trading days of each quarter.

(a)           So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock, unless at the time of such dividend or distribution the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock.

(b)           In the event of a dissolution, liquidation or winding up of the Corporation pursuant to Section 4 hereof, all accrued and unpaid dividends on the Series C Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series C Preferred Stock (each a “Holder”).

(c)           For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than redemptions set forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3.            Voting Rights. The Series C Preferred Stock is non-voting stock. The Holders of the Series C Preferred Stock shall have no voting rights in connection with the shares of Series C Preferred Stock owned by them, except as provided in Section 9 hereof.

4.            Liquidation Preference.

(a)           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation their “Liquidation Preference”. Liquidation Preference means, with respect to a share of Series C Preferred Stock, an amount equal to One Dollar ($1.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all accrued but unpaid dividends thereon (whether or not such dividends are declared). If, upon any such liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series C Preferred Stock of the Liquidation Preference set forth in this Section 4(a), then such assets shall be distributed among the holders of Series C Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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(b)           After the payment of the full Liquidation Preference of the Series C Preferred Stock as set forth in Section 4(a) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c)           The following events shall be considered a liquidation under this Section 4: any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than 50% of the Corporation’s voting power immediately after such consolidation or any merger or reorganization, or any transaction or series of related transactions, to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding in either case any consolidation or merger effected principally to change the domicile of the Corporation or change of entity form (an “Acquisition”).

5.            Conversion. The Holders of Series C Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series C Preferred Stock may, at the option of the Holder, be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a Holder of Series C Preferred Stock shall be entitled upon conversion shall initially be ten (10) shares of Common Stock for every share of Series C Preferred being converted, as adjusted (“Conversion Basis”). Notwithstanding the foregoing, unless waived by the Corporation in its sole discretion, this Optional Conversion Right shall not become effective until June 30, 2012.

(b)           Mechanics of Conversion. Each Holder of Series C Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation, a copy of a notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), at such office that such Holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred Stock being converted. Thereupon, the Corporation or its transfer agent shall promptly issue and deliver at such office to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any Holder of Series C Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on such date. The Corporation or its transfer agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

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(c)           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series C Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series C Preferred Stock Conversion Basis in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series C Preferred Stock Conversion Basis in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)         Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of Holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series C Preferred Stock Conversion Basis that is then in effect shall be proportionately increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series C Preferred Stock Conversion Basis then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Series C Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Preferred Stock Conversion Basis shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

(e)           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition as defined in Section 4(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), each Holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by Holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(f)           Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition as defined in Section 4(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the Holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a Holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the Holders of Series C Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series C Preferred Stock Conversion Basis then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)           Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Preferred Stock Conversion Basis for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, if the Series C Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Holder of Series C Preferred Stock at the Holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Preferred Stock Conversion Basis at the time in effect, (iii) the number of additional shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred Stock.

(h)           Notices of Record Date. Upon (i) any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each Holder of Series C Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the Holders of at least sixty-seven (67%) of the then outstanding shares of Series C Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

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(i)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(j)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k)           Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with verification of receipt. All notices shall be addressed to each Holder of record at the address of such Holder appearing on the books of the Corporation. For purposes of this Certificate, “Business Day” shall mean a day on which banks are open for business in the State of Utah.

(l)           Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered.

6.            No Preemptive Rights. Except as provided in Section 5 hereof, no Holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

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7.            Conversion Restriction. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a Holder of shares of the Series C Preferred Stock convert shares of the Series C Preferred Stock unless waived by the Corporation in its sole discretion, if the number of shares of Common Stock to be issued pursuant to such conversion would cause such Holder to be directly or indirectly the beneficial owner (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of more than 4.99% of the Common Stock (the “Maximum Percentage”). Notwithstanding the foregoing, upon a Holder of the Series C Preferred Stock providing the Corporation with sixty-one (61) days notice (pursuant to Section 5(h) hereof) (the “Waiver Notice”) that such Holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in the Waiver Notice. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock issuable upon conversion of the portion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted portion of such Holder’s shares of Series C Preferred Stock and (B) the exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder.

8.            Vote to Change the Terms of or Issue Series C Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of seventy-five percent (75%) of the issued and outstanding shares of Series C Preferred Stock as of the record date set for such meeting, in addition to any other corporate approvals then required to effect such action, shall be required for any change to this Certificate of Designation or the Corporation’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

9.            Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series C Preferred Stock Certificate representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series C Preferred Stock Certificate, the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Series C Preferred Stock Certificates if the Holder contemporaneously requests the Corporation to convert such shares of Series C Preferred Stock into Common Stock.

10.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.          Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

12.          Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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EXHIBIT I

ACTIVECARE, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series C Preferred Stock of ActiveCare, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Preferred Stock, par value $0.00001 per share (the “Preferred Shares”), of ActiveCare, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion

Number of Preferred Shares to be converted:

The Common Stock has been sold pursuant to an effective registration statement:

Yes:    ☐ No:    ☐

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:____________________________________
Title:
Dated________________